Franklin Financial Corporation Announces Completion of Conversion and Stock Offering

Richmond, VA – April 27, 2011 – Franklin Financial Corporation (the “Company”), the holding company for Franklin Federal Savings Bank (“Franklin Federal”), announced today that it closed its conversion and stock offering on April 27, 2011.

Shares of the Company are expected to begin trading on the NASDAQ Global Market on Thursday, April 28, 2011 under the symbol “FRNK.”

A total of 13,886,250 shares of common stock were sold in the subscription offering at $10.00 per share.  Additionally, the Company contributed $1.39 million in cash and 416,588 shares of common stock to The Franklin Federal Foundation.  The total number of shares of common stock outstanding upon completion of the offering is 14,302,838 shares.  Stock certificates are expected to be mailed to subscribers on or about April 29, 2011.

Sandler O’Neill + Partners, L.P. acted as financial advisor to the Company and managed the subscription and community offering.  Kilpatrick Townsend & Stockton LLP served as counsel to the Company in connection with the conversion and the offering.

Franklin Financial Corporation is the holding company for Franklin Federal Savings Bank.  Franklin Federal Savings Bank is a federally chartered savings bank that operates out of eight offices located in the city of Richmond and the counties of Henrico, Chesterfield and Hanover, Virginia.

This news release contains certain forward-looking statements about the conversion and stock offering of the Company. These include statements regarding the anticipated trading market for the shares of common stock and the mailing of stock certificates.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the businesses in which Franklin Financial Corporation and Franklin Federal Savings Bank are engaged.

The shares of common stock of Franklin Financial Corporation are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Contact:	P. Barrett Wheeler Vice President, Director of Accounting Policy and Shareholder Reporting (804) 967-7000